NEWS RELEASE

CONTANGO ORE, INC.

Contango Announces Earnings for the Quarter Ended September 30, 2024

FAIRBANKS, AK -- (November 14, 2024) -- Contango ORE, Inc. (“Contango” or the “Company”) (NYSE American: CTGO) announced today it filed its Form 10-Q for the quarter ended September 30, 2024 (“Q3-2024”) with the Securities and Exchange Commission. Periods referenced in this release include the nine month period ended September 30, 2024 (“YTD-2024”), the quarter ended September 30, 2023 (“Q3-2023”) and the nine month period ended September 30, 2023 (“YTD-2023”).

The Company’s unrestricted cash position as of September 30, 2024 was $36.2 million (“M”) compared to $24.1 M as of June 30, 2024 and $15.5 M as of December 31, 2023.

Rick Van Nieuwenhuyse, the Company’s President and CEO commented, “It has been a milestone quarter for Contango with the commencement of gold production at Manh Choh. We anticipate producing near the upper end of our 2024 guidance with gold production of approximately 38,500 ounces. The Company realized an average blended gold price of $2,252 per ounce of gold sold, which includes delivering 14,825 ounces into the hedge contracts priced at $2,020 per ounce (net) and selling 12,850 ounces of gold at an average spot price of $2,521. Cash costs on a by-product basis, per ounce for the Company were in line with expectations at $1,181 per ounce of gold sold. In other words, the Company had an average blended cash profit of $1,072 per ounce for gold sold, which includes gold sold at spot price and gold delivered into the hedges. We expect to provide formal Manh Choh production guidance for 2025 along with our 2025 plans for the Lucky Shot and Johnson Tract projects later this year once budgets are approved. In the near term, we plan to release drill results from this Summer’s Johnson Tract surface drill program followed by the results of the Preliminary Economic Assessment on the Johnson Tract property. I would like to emphasize that the Company is in a strong financial position earning positive cashflow from ongoing operations at Manh Choh. This will allow us to aggressively pay down our debt in 2025 and deliver into our hedges, while also advancing our Lucky Shot and Johnson Tract programs towards a production decision using our Direct Shipping Ore (DSO) approach, which reduces our environmental footprint, simplifies permitting and minimizes construction capital. Contango is in a strong position to take advantage of the current gold market.”

Statement of Cash Flows for YTD-2024 compared to YTD-2023:

Net cash provided from operating activities was $10.6 M for YTD-2024 compared to net cash used of $7.7 M for YTD-2023. The increase in net cash provided by operating activities is primarily a result of commencement of gold production at Manh Choh and the receipt of the Company’s first cash distribution of $19.5 M from the Peak Gold JV. Cash used in investing activities was $31.9 M for YTD-2024 compared to $38.9 M for YTD-2023, with both period outflows primarily relating to cash invested in the Peak Gold JV. Cash flows provided from financing activities were $41.9 M for YTD-2024, which included $30 M in draw downs on the credit facility offset by $2 M in debt repayments, and $15.5 M in cash proceeds from equity issuances compared to $56.3 M for YTD-2024, which included $17.7 M in draw downs on the credit facility, $6.9 M in proceeds from warrant exercises and $34.1 M in proceeds from equity issuances.

Statement of Operations for Q3-2024 compared to Q3-2023:

The Company reported a net loss of $9.7 M or a loss of $0.81 per basic and diluted share for Q3-2024, which includes a non-cash expense of $22.9 M related to an unrealized loss on mark-to-market derivative contracts, calculated based on a forward gold price compared to the contracted hedge price. This compares to a net loss of $13.2 M or a loss of $1.47 per basic and diluted share for Q3-2023. The primary reason for the reduction in net loss in the 2024 period is due to the Company’s 30% owned, Peak Gold JV, commencing production at Manh Choh resulting in income from its equity investment in the amount of $28.5 M compared to a $5.6 M loss in Q3-2023. In addition, the Company reported a $28.8 M loss on derivative contracts in Q3-2024 compared to $2.7M in Q3-2023.

During Q3-2024 and subsequent to period end, the Company has the following updates:

•
Manh Choh Project:

o
Production results for Q3-2024:

Contango's Share (30% basis)
Gold ounces sold	27,677	oz
Silver ounces sold	8,343	oz
Total gold sales	$62,342,487
Total silver sales	$245,559
Average blended realized gold price	$2,253
Gold sold at spot price	12,850	oz
Gold delivered into hedge contracts	14,825	oz
Remaining hedge balance	109,775	oz
Cash distribution received from peak Gold JV	$19,500,000
Cash costs on by-Product Basis, per Ounce	$1,181	per oz sold

2024 gold production guidance	30,000 to 40,000	oz

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The Manh Choh project, operated by Kinross, commenced producing gold and silver with its first gold pour on July 8, 2024;

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Ore transportation ramped up to planned volumes, full commissioning of the modifications at the Kinross Fort Knox mill were completed and the Manh Choh project remains on track to deliver Peak Gold JVs planned production this year; and

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Subsequent to Q3-2024, the Peak Gold JV paid a cash distribution to the Company in the amount of $12 M.

•
Johnson Tract Project:

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On July 10, 2024, the Company completed its acquisition of 100% of the equity interests of HighGold Mining Inc. (“HighGold”), as contemplated by the definitive arrangement agreement, issuing an aggregate of 1,698,887 shares of Contango common stock, with a value of approximately $33.4 M, to HighGold shareholders; and

o
At the Johnson Tract project the Company commenced a surface drilling campaign on July 30, 2024. The 2024 surface exploration drilling targeted 3,000 meters (approximately 9,850 ft) across 20 drill holes and was designed to in-fill the upper one-third of the near vertical resource. In parallel with the in-fill drilling, selected holes had hydrological testing and monitoring to characterize the overall surficial and deposit hydrology and water quality. In addition to assaying the core, selected drill core had advanced metallurgical, geochemical, and specific gravity tests to assist in building a geometallurgical model for the deposit. On September 9, 2024, the Company announced that it had completed approximately 1,500 meters (5,000 ft.) of the planned 2024 surface drilling program at the Johnson Tract project, which remained on budget and schedule.

CONFERENCE CALL AND WEBCAST

Contango will host a conference call and webcast to discuss the quarterly results on Friday, November 15, 2024, at 11:00am EST / 8:00am PST. Participants may join the webcast using the following call-in details: https://6ix.com/event/contango-ore-q3-results.

ABOUT CONTANGO

Contango is a NYSE American listed company that engages in exploration for gold and associated minerals in Alaska. Contango holds a 30% interest in the Peak Gold JV, which leases approximately 675,000 acres of land for exploration and development on the Manh Choh project, with the remaining 70% owned by KG Mining (Alaska), Inc., an indirect subsidiary of Kinross, operator of the Peak Gold JV. The Company also has a lease on the Johnson Tract project from the underlying owner, CIRI Native Corporation, a lease on Lucky Shot project from the underlying owner, Alaska Hardrock Inc. and through its subsidiary has 100% ownership of approximately 8,600 acres of peripheral State of Alaska mining claims. In addition, Contango also owns a 100% interest in an additional approximately 145,000 acres of State of Alaska mining claims through its wholly owned subsidiary, which gives Contango the exclusive right to explore and develop minerals on these lands. Additional information can be found on our web page at www.contangoore.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements regarding Contango that are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995, based on Contango’s current expectations and includes statements regarding future results of operations, quality and nature of the asset base, the assumptions upon which estimates are based and other expectations, beliefs, plans, objectives, assumptions, strategies or statements about future events or performance (often, but not always, using words such as “expects”, “projects”, “anticipates”, “plans”, “estimates”, “potential”, “possible”, “probable”, or “intends”, or stating that certain actions, events or results “may”, “will”, “should”, or “could” be taken, occur or be achieved). Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks and uncertainties, which could cause actual results to differ materially from those, reflected in the statements. These risks include, but are not limited to: the risks of the exploration and the mining industry (for example, operational risks in exploring for and developing mineral reserves; risks and uncertainties involving geology; the speculative nature of the mining industry; the uncertainty of estimates and projections relating to future production, costs and expenses; the volatility of natural resources prices, including prices of gold and associated minerals; the existence and extent of commercially exploitable minerals in properties acquired by Contango or the Peak Gold JV; ability to realize the anticipated benefits of the Peak Gold JV; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; the interpretation of exploration results and the estimation of mineral resources; the loss of key employees or consultants; health, safety and environmental risks and risks related to weather and other natural disasters); uncertainties as to the availability and cost of financing; Contango’s inability to retain or maintain its relative ownership interest in the Peak Gold JV; inability to realize expected value from acquisitions; inability of our management team to execute its plans to meet its goals; the extent of disruptions caused by an outbreak of disease, such as the COVID-19 pandemic; and the possibility that government policies may change, political developments may occur or governmental approvals may be delayed or withheld, including as a result of presidential and congressional elections in the U.S. or the inability to obtain mining permits. Additional information on these and other factors which could affect Contango’s exploration program or financial results are included in Contango’s other reports on file with the U.S. Securities and Exchange Commission. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from the projections in the forward-looking statements. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. Contango does not assume any obligation to update forward-looking statements should circumstances or management’s estimates or opinions change.

CONTACTS:

Contango ORE, Inc.
Rick Van Nieuwenhuyse

(907) 888-4273

www.contangoore.com